                                                                    EXHIBIT 99.1

                              WOLVERINE TUBE, INC.

                          P R E S S     R E L E A S E


Contact:   James E. Deason
           Executive Vice President
           Chief Financial Officer
           (256) 580-3500


                 WOLVERINE TUBE ANNOUNCES THIRD QUARTER EARNINGS

                   GROSS PROFIT IMPROVES NINETY-SEVEN PERCENT

HUNTSVILLE, ALABAMA, (OCTOBER 26, 2004) - Wolverine Tube, Inc. (NYSE:WLV) today reports results for the third quarter and nine months ended October 3, 2004. Loss from continuing operations for the third quarter was $2.5 million, or $0.17 per share. Included in the loss was $2.1 million of after-tax restructuring and non-recurring charges related to the write-down of the Company's idled Roxboro property held for sale and the premium paid and write-off of unamortized financing fees and bond discount recorded in conjunction with the repurchase of $14.5 million of our 10 1/2 percent notes. Excluding these restructuring and non-recurring charges, loss from continuing operations would have been $400 thousand or $0.03 per share. Operating results were further negatively impacted by $2.2 million after-tax, as a result of a sharp spike in copper prices, especially in the latter part of the quarter, and the relative strengthening of the Canadian dollar versus the U.S. dollar. This rise in copper prices resulted in a loss on the Company's metal accounting and copper hedge position, which should be offset in the fourth quarter if the COMEX copper price remains at or below the current levels. Excluding the impact of the aforementioned metal accounting, currency translation, restructuring and non-recurring items, income from continuing operations would have been $1.8 million or $0.12 per share. In the third quarter of 2003 loss from continuing operations was $31.7 million or $2.58 per share. Excluding goodwill impairment charge and restructuring charge in the third quarter of 2003, the loss was $4.3 million or $0.35 per share.

Total pounds of product shipped in the third quarter of 2004 were 84.5 million, an increase of five percent compared to the 80.5 million pounds shipped in 2003. Net sales were $200.0 million in 2004 compared to $144.1 million in the third quarter of 2003. Average COMEX copper prices for the third quarter of 2004 were $1.29 per pound compared to $0.80 per pound in the same quarter of the prior year. Gross profit for the third quarter of 2004 increased to $12.3 million from $6.2 million in the third quarter of 2003, a 97 percent increase. Results for the first nine months of 2004 are outlined in the accompanying tables.

Commenting on the announcement, Dennis Horowitz, Chairman, President and Chief Executive Officer said, "Strength in the overall industrial economy continues to translate into increased demand for Wolverine products, which results in significantly improved operating results. Our value-added commercial segment has continued its growth and has benefited from Wolverine's broad product, customer and geographic base. Additionally, our wholesale and rod & bar product segments continue to improve. The impact of the sharp rise in copper prices on our copper hedge and weakening U.S. dollar versus the Canadian dollar had a very significant negative effect on reported third quarter earnings." Horowitz continued, "However, excluding these impacts, third quarter earnings are in-line with our previously announced expectations."



                                   Plants at:
     Altoona, PA o Ardmore, TN o Carrollton, TX o Decatur, AL o Jackson, TN
        o Shawnee, OK o Warwick, RI o London, Ontario o Montreal, Quebec
                     o Shanghai, China o Esposende, Portugal

                              WOLVERINE TUBE, INC.

THIRD QUARTER RESULTS BY SEGMENT

Shipments of commercial products totaled 58.4 million pounds, a 9.2 percent increase from last year's third quarter shipments of 53.5 million pounds. Net sales were $147.0 million, up 38.6 percent from last year's third quarter sales of $106.1 million. Gross profit was $11.3 million, up 92.2 percent from last year's third quarter gross profit of $5.9 million. The third quarter has benefited from improvements in the HVAC and consumer appliance markets, continued improvement in commercial construction and the continuation of favorable outsourcing trends by our customers to our fabricated products facilities.

Shipments of wholesale products totaled 20.5 million pounds, compared to last year's third quarter shipments of 22.4 million pounds. This decrease reflects slower demand due to the hurricanes that impacted Florida, our largest refrigeration tube market and cautious purchasing by distributors and wholesalers due to the erratic copper market. Net sales were $38.2 million, up
34.1 percent from last year's third quarter sales of $28.5 million. Gross profit was $198 thousand, as compared to last year's third quarter of $38 thousand, even including the negative impact of the metal accounting and hedge loss. Approximately 60 percent of the hedge loss is allocated to the wholesale product segment.

Shipments of rod, bar and other products totaled 5.6 million pounds, a 20 percent increase from last year's third quarter shipments of 4.6 million pounds. Net sales were $14.8 million, up 55.8 percent from the third quarter of the year-earlier period. Gross profit was $835 thousand, up from last year's $330 thousand. Increased volumes and pricing were the major drivers of improvement.

OUTLOOK

Commenting on the outlook for the Company Horowitz said, "Wolverine benefited from its broad product, customer and geographic base in the third quarter, and we expect those benefits to continue in this fourth quarter. Demand for industrial tube, on the whole should be at acceptable levels. We are particularly pleased with the growth in our fabricated products business, as more and more of our OEM customers are outsourcing to Wolverine". Horowitz continued, "In total, on a seasonally adjusted basis, technical tube demand is expected to be stronger quarter over quarter. Technical tube demand in the United States and Europe is at anticipated levels. China is lower, to some extent reflecting a slowing in that economy, and increased competition in lower technology products. The fundamentals of our wholesale and rod & bar businesses are unchanged".

"In terms of fourth quarter outlook," added Horowitz, "earnings from continuing operations and before metal and currency will reflect the normal seasonality of our business. Additionally, if copper remains at today's prices or lower, we will recapture, at a minimum, the hedge loss realized in the third quarter". "Finally", Horowitz stated, "we remain comfortable with our previous expectation to generate positive free cash flow for the year, assuming no significant rise in raw materials cost."









                                     -MORE-

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                              WOLVERINE TUBE, INC.


                                     Page 3



THIRD QUARTER CONFERENCE CALL

The Company will hold a conference call this morning at 9:30 a.m. Central Time (10:30 a.m. ET) to discuss the contents of this release. Dial in to the conference call line at (800) 311-9402 Access Code: Wolverine, ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company's website at http://www.wlv.com, in the Investor Relations section under "Conference Calls" link. If you are unable to participate at this time, a replay will be available through November 9, 2004, on this website or by calling (877) 919-4059 (pass code: 43136411). Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of income from continuing operations to earnings before interests, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading Press Releases.




ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.


FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company's expectations of future sales, earnings and cash flows. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future sales, earnings and cash flows, factors that could affect actual results include, without limitation, the effect of currency fluctuations, raw material costs and our ability to effectively hedge these costs, fluctuation in the COMEX copper price, the levels of U.S. commercial construction activity, competitive products and pricing, environmental contingencies, regulatory pressures, technology, the mix of geographic and product revenues, product and process development activities, productivity and efficiency initiatives, global expansion activities including our Mexico expansion and unanticipated costs or delays in the ramp-up of production and the level of future customer demand in the Mexican market, market share penetration efforts, working capital management programs, completion of anticipated sale of the Roxboro facility and capital spending, including the investment in Mexico. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.


                             -- TABLES TO FOLLOW --


                                     -MORE-

WLV REPORTS THIRD QUARTER RESULTS
PAGE 4
OCTOBER 26, 2004

                       WOLVERINE TUBE, INC. FINANCIAL DATA

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                     Three Months Ended           Nine Months Ended
IN THOUSANDS, EXCEPT PER SHARE DATA                10/03/04      09/28/03      10/03/04      09/28/03
                                                  --------------------------  --------------------------
Pounds shipped                                        84,477         80,520      269,181        247,285
========================================================================================================

Net sales                                           $200,038       $144,099     $619,923       $440,574
Cost of goods sold                                   187,713        137,857      568,532        407,105
--------------------------------------------------------------------------------------------------------
Gross profit                                          12,325          6,242       51,391         33,469
Selling, general and administrative expenses           9,195          8,105       28,694         23,812
Restructuring charges                                    862          6,438        1,727          6,438
--------------------------------------------------------------------------------------------------------
Operating income/(loss)from continuing operations      2,268         (8,301)      20,970          3,219
Interest expense, net                                  4,922          5,269       15,752         15,739
Amortization and other, net                              (22)           244        1,115          1,278
Loss on extinguishment of debt                         2,372              0        3,009              0
Goodwill impairment                                        0         23,153            0         23,153
--------------------------------------------------------------------------------------------------------
Income/(loss) from continuing operations before taxes (5,004)       (36,967)       1,094        (36,951)
Income tax provision/(benefit)                        (2,492)        (5,245)      (1,062)        (5,966)
--------------------------------------------------------------------------------------------------------
Income/(loss) from continuing operations              (2,512)       (31,722)       2,156        (30,985)
Loss from discontinued operations, net of tax            (73)             0         (325)             0
--------------------------------------------------------------------------------------------------------
Net income/(loss)                                   $ (2,585)      $(31,722)    $  1,831       $(30,985)
========================================================================================================


--------------------------------------------------------------------------------------------------------
Basic earnings per share:
Continuing operations                               $  (0.17)      $  (2.58)    $   0.16       $  (2.52)
Discontinued operations                                 0.00           0.00        (0.02)          0.00
--------------------------------------------------------------------------------------------------------
Net income/(loss)                                   $  (0.17)      $  (2.58)    $   0.14       $  (2.52)
---------------------------------------------------------------------------------------------------------

Diluted earnings per share:
Continuing operations                               $  (0.17)      $  (2.58)    $   0.16       $  (2.52)
Discontinued operations                                 0.00           0.00        (0.02)          0.00
--------------------------------------------------------------------------------------------------------
Net income/(loss)                                   $  (0.17)      $  (2.58)    $   0.14       $  (2.52)
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Basic shares outstanding                              14,835         12,279       13,246         12,273
Diluted shares outstanding                            15,293         12,449       13,577         12,435
--------------------------------------------------------------------------------------------------------

                         SEGMENT INFORMATION (UNAUDITED)

                                                     Three Months Ended           Nine Months Ended
IN THOUSANDS                                       10/03/04      09/28/03      10/03/04      09/28/03
                                                  --------------------------  --------------------------
Pounds:
Commercial                                            58,404         53,469      181,776        167,723
Wholesale                                             20,510         22,415       69,327         65,897
Rod, bar and other                                     5,563          4,636       18,078         13,665
--------------------------------------------------------------------------------------------------------
Total pounds                                          84,477         80,520      269,181        247,285
========================================================================================================

Net sales:
Commercial                                          $147,020       $106,098     $446,971       $332,099
Wholesale                                             38,231         28,512      126,914         80,917
Rod, bar and other                                    14,787          9,489       46,038         27,558
--------------------------------------------------------------------------------------------------------
Total net sales                                     $200,038       $144,099     $619,923       $440,574
========================================================================================================

Gross profit:
Commercial                                          $ 11,292       $  5,874     $ 42,290       $ 31,749
Wholesale                                                198             38        5,446            500
Rod, bar and other                                       835            330        3,655          1,220
--------------------------------------------------------------------------------------------------------
Total gross profit                                  $ 12,325       $  6,242     $ 51,391       $ 33,469
========================================================================================================

                                     -MORE-

WLV REPORTS THIRD QUARTER RESULTS
PAGE 5
OCTOBER 26, 2004

                              WOLVERINE TUBE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

IN THOUSANDS                                                10/3/04      9/28/03      12/31/03
------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                   $ 34,827     $ 50,059      $ 46,089
Accounts receivable                                          108,555       87,469        86,825
Inventory                                                    126,572       96,396       108,005
Other current assets                                          12,702       10,207        12,782
Property, plant and equipment, net                           192,992      202,806       198,542
Other assets                                                  97,508      101,034       101,015
------------------------------------------------------------------------------------------------
Total assets                                                $573,156     $547,971      $553,258
------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Accounts payable and other accrued expenses                 $ 88,327     $ 65,776      $ 77,290
Short-term borrowings                                            659        1,574         1,502
Deferred income taxes                                              0        6,687           359
Pension liabilities                                           24,968       18,776        22,316
Long-term debt                                               235,970      255,451       254,284
Other liabilities                                             18,678       17,633        18,156
------------------------------------------------------------------------------------------------
Total liabilities                                            368,602      365,897       373,907
------------------------------------------------------------------------------------------------

Stockholders' equity                                         204,554      182,074       179,351
------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                  $573,156     $547,971      $553,258
------------------------------------------------------------------------------------------------


     RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
        INTEREST, TAXES, DEPRECIATION AND AMORTIZATIONS (1) (UNAUDITED)

                                                                            10/3/04     9/28/03      10/3/04       9/28/03
                                                                           --------------------- ------------  ------------
IN THOUSANDS
Income/(loss) from continuing operations                                    ($2,512)   ($31,722)     $ 2,156      ($30,985)
Interest expense, net                                                         4,922       5,269       15,752        15,739
Income tax/(benefit)                                                         (2,492)     (5,245)      (1,062)       (5,966)
Depreciation and amortization                                                 4,122       4,743       13,155        14,117
Goodwill impairment                                                               0      23,153            0        23,153
------------------------------------------------------------------------------------------------ ------------  ------------
Earnings/(loss) before interest, taxes, depreciation and amortization        $4,040    ($ 3,802)     $30,001       $16,058
================================================================================================ ============  ============

(1) This statement reconciles income from continuing operations to earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure. Management believes EBITDA is a meaningful measure of financial performance and the Company's ability to service debt.